To:	George Kaufman	&	Elio Sorella
	Managing Director, Investment Banking		President & CEO
	Chardan Cappital arkets, LLC		Ecolomondo Corporation Inc.
	17 State Street, Suite 1600		3435 Pitfield Blvd.
	New York, NY 10004		St-Laurent (Qc), Canada, H4S 1H7

Ecolomondo Corporation Inc. wants to submit and file a Registration Statement and Prospectus with the United States Securities and Exchange Commission (“SEC”), and then distribute them to prospective investors.

We have issued a report for Chardan Capital Markets, LLC, “Appraisal of Ecolomondo for Chardan Capital Markets”, on November 25, 2014.

We consent to the use of the aforementioned report, to the discussion of our statements, to the reproduction of the opinion as an exhibit, and to the use of our name as it appears under the caption “Experts”, in the Registration Statement and Prospectus.

We also consent that you refer to our report with the following statements:

“I was impressed by the simplicity of the operation, which was complemented by the automation system. The simplicity also supports the consistent quality of the recycled carbon black and the oil.”

“A basic, but important, observation in regards to product quality is the absence of significant odor and the free-flowing nature of the recycled carbon black.”

Regards,

Sixth Element Sustainable Management

By: Gerald Kutney, Managing Director